Exhibit 10.1

«Employee_Name»

EXECUTIVE SUPPLEMENTAL STOCK OPTION PROGRAM

[                    ]1 ENROLLMENT FORM

Date: [                    ]2

Roku, Inc. (“Roku”) believes in providing its employees at the level of CEO and Senior Vice President (“SVP”) (each, an “Executive”) with a choice as to how their compensation is structured. For calendar year [            ]3, Roku is offering you the opportunity to enroll in the Executive Supplemental Stock Option Program (the “Program”) pursuant to which you can elect to reduce your Eligible Cash Compensation (as noted below and as defined on Appendix A) in exchange for the grant of vested stock options under Roku’s 2017 Equity Incentive Plan (the “2017 Plan”).

The terms and conditions of the Program are described in Appendix A to this Enrollment Form. A general summary of the terms of stock options is included in Appendix B. Such summary is meant to be general only. It is ultimately your responsibility to review the terms of your stock options as set forth in the 2017 Plan and the applicable stock option notice(s) and agreement(s). If there is a difference between the terms of this Enrollment Form, including its appendices, and the 2017 Plan or the applicable stock option notice(s) and agreement(s), the 2017 Plan and the applicable stock option notice(s) and agreement(s) will govern. It is ultimately your responsibility to consult your personal tax or financial planning advisor about the tax and financial consequences of your election.

To enroll in the Program, please check the applicable box below and enter a dollar value of your Eligible Cash Compensation that will be reduced in exchange for stock option grants.

Annual Cash Compensation:	«Annual_Cash_Amount»
Eligible Cash Compensation:	«Eligible_Cash_Comp_Amount»

☐

I hereby enroll in the Program and elect to reduce my Eligible Cash Compensation by $         (the “Stock Option Allocation Amount”) in exchange for the grant of stock options pursuant to the terms of the Program.

☐	I hereby elect not to enroll in the Program.

Your election is irrevocable following the Deadline (as defined below), except as otherwise expressly provided in Appendix A to this Enrollment Form.

Please return the signed Enrollment Form to Stock Administration at Roku by no later than 1:00 pm PST on [Day of the Week], [Month] [Day], [Year]4 (the “Deadline”). Your failure to return the signed Enrollment Form by the Deadline will be treated by Roku as your election not to enroll in the Program (i.e., your Annual Cash Compensation will not be reduced in exchange for the grant of stock options).

[1]	Insert applicable Program year.
[2]	Insert distribution date (which will in any event be prior to the Deadline).
[3]	Insert applicable Program year.
[4]

Insert deadline to return Enrollment Form (generally late November of the calendar year immediately preceding the applicable Program year, but in no event later than December 31 of the calendar year immediately preceding the applicable Program year).

BY SIGNING BELOW, I AGREE TO THE TERMS OF THE PROGRAM AS SET FORTH IN THIS ENROLLMENT FORM, INCLUDING THE TERMS IN APPENDIX A AND APPENDIX B TO THIS ENROLLMENT FORM. I ACKNOWLEDGE AND AGREE THAT MY ELECTION IS IRREVOCABLE FOLLOWING THE DEADLINE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN APPENDIX A TO THIS ENROLLMENT FORM.

ACCEPTED AND AGREED:

«EMPLOYEE_NAME»

DATE

2

Appendix A

Terms and Conditions of the Executive Supplemental Stock Option Program

This Appendix A, which is part of the Enrollment Form, contains the terms and conditions of your participation in the Program. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the 2017 Plan.

Eligible Cash Compensation and Impact of Enrollment

If you enroll in the Program, the dollar amount of your Eligible Cash Compensation will be reduced by an amount you elect (the “Stock Option Allocation Amount”) in exchange for the grant of vested stock options on a monthly basis. Your Eligible Cash Compensation is your gross annualized base salary expected to be paid in calendar year [            ]5 (your “Annual Cash Compensation”) less $[        ]6. In other words, you must take a minimum of $[        ]7 in annual base salary (payable in the amount of $[        ]8 each bi-weekly payroll period, less applicable taxes and deductions). Eligible Cash Compensation does not include any bonus payments, reimbursement for expenses or other one time and/or extraordinary cash or other compensatory payments.

Your enrollment in the Program will reduce the amount of your gross, before-tax, Annual Cash Compensation by the amount of your Stock Option Allocation Amount, resulting in an amount we refer to as your “Adjusted Annual Cash Compensation”. The bi-weekly pay period portion of the Stock Option Allocation Amount you select will not be deducted from each paycheck and will not appear as a line-item on your paystub.

For example, if your annual base salary is $500,000 and you elect a Stock Option Allocation Amount of $[        ]9 ($500,000 - $[        ]10):

Annual Cash Compensation: $500,000

Eligible Cash Compensation: $[        ]11

Stock Option Allocation Amount: $[        ]12

Adjusted Annual Cash Compensation: $[        ]13

Any Roku benefits that are normally determined based on your Annual Cash Compensation and/or deducted from each pay period will now be determined based on your Adjusted Annual Cash Compensation. For example, if you participate in Roku’s 401(k) plan, the calculation of your percentage of annual salary deferred under the 401(k) plan will be based on your Adjusted Annual Cash Compensation paid out in bi-weekly salary payments (in the example above, the 401k contribution would be calculated on $[        ]14). If you then elect to have 5% of your gross, before-tax annual salary deferred under the 401(k) plan, the 5% contribution rate

[5]	Insert applicable Program year.
[6]	Insert applicable Program year minimum salary.
[7]	Insert applicable Program year minimum salary.
[8]	Insert applicable Program year minimum salary, divided into bi-weekly installments.
[9]	Insert the difference between (i) $500,000 and (ii) the applicable Program year minimum salary.
[10]	Insert applicable Program year minimum salary.
[11]	Insert the difference between (i) $500,000 and (ii) the applicable Program year minimum salary.
[12]	Insert the difference between (i) $500,000 and (ii) the applicable Program year minimum salary.
[13]	Insert applicable Program year minimum salary.
[14]	Insert applicable Program year minimum salary.

would be based on the Adjusted Annual Cash Compensation of $[        ]15. The result would be that $[        ]16 rather than $25,000 (or such lesser amount up to the applicable 401(k) maximum annual contribution) would be deferred on a pre-tax basis under the 401(k) plan for [                    ]17.

If you receive an Annual Cash Compensation increase during [                    ]18, that increase will be paid to you in addition to your Adjusted Annual Cash Compensation; it will not be added to your Eligible Cash Compensation under the Program. The amount you are electing for your Stock Option Allocation Amount is a flat amount that will not change for the Program year.

In addition, you should be aware of the impact to your take home pay on any benefit plan premiums you pay from each paycheck. The amount of Eligible Cash Compensation you direct to the Program (your Stock Option Allocation Amount) also will not be considered when calculating your life insurance, short-term disability, long-term disability, and workers’ compensation benefits. So please be sure to take all of this into account when determining your Stock Option Allocation Amount.

For purposes of Roku’s Amended and Restated Severance Benefit Plan, the term “Monthly Base Salary” will be determined based on your Annual Cash Compensation before reduction for your election under the Program.

Option Grants

Nonstatutory Stock Options (“NSOs”) will be granted on the first trading day of the month following the month of your salary reduction. At the end of each month, we will calculate the amount of the monthly portion of your Stock Option Allocation Amount and convert that into a number of NSOs determined under the formula set forth below. NSOs will be fully vested when granted.

Process for Converting Monthly Portion of Stock Option Allocation Amount to Options:

(Stock Option Allocation Amount ÷ 12) ÷ (Closing Price on Date of Grant ÷ [                    ])19

[15]	Insert applicable Program year minimum salary.
[16]	Insert the product of (i) the applicable Program year minimum salary times (ii) 5%.
[17]	Insert applicable Program year.
[18]	Insert applicable Program year.
[19]

The following table reflects 2022 Program year data. The table will be updated for each Program year to reflect the applicable Program year minimum salary (and related sample calculations tied to the minimum salary), sample grant date, sample closing price and the stock option ratio that may be approved by the Compensation Committee from time to time.

Example of Executive Supplemental Stock Option Program		Notes
Annual Cash Compensation Amount	$500,000	Base salary before election
Annual Gross Cash Payroll Amount	$62,400	Minimum annual cash (paycheck)
Annual Stock Option Allocation Amount	$437,600	Employee Election to Annual Stock Option Allocation (stock options)
Monthly Stock Option Allocation Amount	$36,467	($437,600 ÷ 12)
Grant Date	February 1, 2022	First trading day of the month
Closing Price on Grant Date	$150.0000	Hypothetical ROKU Fair Market Value on Grant Date
[*] Used for Calculation	TBD	($150 ÷ [*]) * ratio is used to calculate stock option shares; approximately the black-scholes rate Roku applies to stock options (1 ÷ ratio%)
Monthly Grant Calculation	TBD	(Monthly + Carryover ÷ TBD)
Grant Details		Fully Vested on Date of Grant
Grant Date	February 1, 2022	First trading day of the month
Grant Price	$150.0000	Hypothetical ROKU Fair Market Value on Grant Date
Fully Vested Shares Granted	TBD	Monthly Grant of NSO
Fractional share	TBD
Carryover to next month	TBD	Dollar amount less than one full share
Stock Option Expiration	January 31, 2032	10 years minus one day

Example of Executive Supplemental Stock Option Program Annual Cash Compensation Amount $500,000 Annual Gross Cash Payroll Amount $62,400 Annual Stock Option Allocation Amount $437,600 Monthly Stock Option Allocation Amount $36,467 Grant Date February 1, 2022 Closing Price on Grant Date $150.0000 2.8 Used for Calculation $53.5714 Monthly Grant Calculation 680.71 Grant Details Grant Date February 1, 2022 Grant Price $150.0000 Fully Vested Shares Granted 680 Fractional share 0.71 Carryover to next month $38.10 Stock Option Expiration January 31, 2032 Notes Base salary before election Minimum annual cash (paycheck) Employee Election to Annual Stock Option Allocation (stock options) ($437,600 ÷ 12) First trading day of the month Hypothetical ROKU Fair Market Value on Grant Date ($150 ÷ 2.8) 2.8 is used to calculate stock option shares; approximately the black-scholes rate Roku applies to stock options ($36,467 ÷ $53.5714) Fully Vested on Date of Grant First trading day of the month Hypothetical ROKU Fair Market Value on Grant Date Monthly Grant of NSO ($53.5714 x 0.71) Dollar amount less than one full share 10 years minus one day

Roku will not grant NSOs for a fractional share so the actual number of NSOs to be granted will be rounded down to the nearest whole share. The remaining dollar amount will be carried over to the next month and added to the amount of the monthly portion of Stock Option Allocation Amount for purposes of the option grant to be made for that month. Any Stock Option Allocation Amount not applied to the grant of an NSO due to the fractional share limitation by the end of [                    ]20 will be refunded to you during the second regular payroll period in January [                    ]21.

Modifications and Withdrawal

Except as otherwise provided in this section, your election is irrevocable following the Deadline. After the Deadline, you will not be able to change your election amount. You will remain enrolled in the Program for all of calendar year [            ]22 unless (i) the withdrawal is during an open trading window, (ii) you are not otherwise in possession of material, non-public information, and (iii) such withdrawal is due to an “unforeseeable emergency,” as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder (“Section 409A”). In the case of an unforeseeable emergency, such withdrawal will take effect only to the extent necessary to satisfy the unforeseeable emergency, and any reference to a withdrawal in the Program will be deemed to mean a withdrawal only to such extent. If you withdraw from the Program, you will not be able to re-enroll in the Program for calendar year [            ]23. Your withdrawal from the Program will be effective beginning on the first payroll period in the month after you notify Roku of your withdrawal. For example, if you notify Roku of your intent to withdraw from the Program in June during the open trading window, the monthly portion of your Stock Option Allocation Amount will still apply for the month of June followed by a grant of NSOs on the first trading day of July. Then, beginning with the first payroll period in July you will receive your prorated bi-weekly salary less applicable taxes and deductions (based on the reduced amount due to the unforeseeable emergency), plus any amount of cash from a fractional share carryover from a prior month.

[20]	Insert applicable Program year.
[21]	Insert the year immediately following the applicable Program year.
[22]	Insert applicable Program year.
[23]	Insert applicable Program year.

If you elect to participate in the Program and, during the course of calendar year [            ]24 you: (i) move outside of the United States, (ii) are no longer on Roku’s payroll in the United States, or (iii) no longer have the title CEO or SVP, you will no longer be eligible to participate in the Program and will be automatically withdrawn as of the date of such change in status. Your withdrawal will become effective as of the first payroll period in the month after the change in your status. For example, if you are no longer eligible to participate in the Program beginning in June, the monthly portion of your Stock Option Allocation Amount for June will still apply followed by a grant of NSOs on the first trading day of July. Then, beginning with the first payroll period in July you will receive your full bi-weekly salary less applicable taxes and deductions, plus any amount of cash from a fractional share carryover from a prior month.

Termination of Continuous Service

If your Continuous Service with Roku terminates for any reason during calendar year [            ]25, your enrollment in the Program will automatically terminate and you will receive a cash salary payment, less applicable taxes and deductions, for the portion of your Stock Option Allocation Amount during the month of your termination. You will not be eligible to receive a stock option grant for that month under the Program. Stock options previously granted to you under the Program (and otherwise) will remain exercisable for their remaining term as set forth in the applicable stock option grant documents, subject to Roku’s ability to take any of the actions set forth in the applicable stock option grant documents, including without limitation pursuant to Section 9(b) and/or Section 9(c) of the 2017 Plan.

Additional Terms

You should be aware that Roku, in its discretion, may change or end the operation of the Program and/or the 2017 Plan at any time. If Roku decides to change or terminate the Program and/or the 2017 Plan, you will not have any claim against Roku to receive additional option grants or any other equity benefits equivalent to the option grant. You acknowledge that Roku is not obligated to continue to grant options, restricted stock units or any other equity awards to you. You also acknowledge that Roku is not obligated to offer the Program in any subsequent years.

Roku will administer the Program and will have discretionary authority to interpret and construe the terms and conditions of the Program and to adopt rules and regulations for administration of the Program. All determinations, interpretations and constructions made by Roku pursuant to such authority will be final and binding. The foregoing authority does not in any way supersede, diminish, replace or otherwise modify the authority of the Board, the Committee or an Officer, as applicable (each as defined in the 2017 Plan) to administer the 2017 Plan (and options granted pursuant to the Program) in accordance with the terms of the 2017 Plan.

Roku’s obligation under the Program shall be merely that of an unfunded and unsecured promise of Roku to issue NSOs in the future, and your rights will be no greater than those of unsecured general creditors. You and your heirs, successors, and assigns will have no legal or equitable rights, claims, or interest in any specific property or assets of Roku. No assets of Roku will be held under any trust or held in any way as collateral security for the fulfilling of the obligations of Roku under the Program. Any and all of Roku’s assets will be, and remain, the general unpledged, unrestricted assets of Roku.

[24]	Insert applicable Program year.
[25]	Insert applicable Program year.

You have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts or NSOs, if any, payable or issuable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable or issuable will, prior to actual payment or issuance, be subject to seizure, attachment, garnishment (except to the extent Roku may be required to garnish amounts from payments due under the Program pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by you or any other person, be transferable by operation of law in the event of your or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

The terms and conditions of the Program will not be deemed to constitute a contract of employment or continued engagement between Roku or any of its affiliates and you. Nothing in the Program will be deemed to give you the right to be retained in the service of Roku or any of its affiliates or to interfere with the right of Roku or any of its affiliates to discipline or discharge you at any time for any or no reason, with or without notice (subject to applicable law). Your employment with Roku or any of its affiliates remains at will (subject to applicable law). In the event your regular level of employment with Roku is reduced (for example, and without limitation, if you change your employment status with Roku from full-time to part-time or you take a leave of absence) while you are a participant in the Program, Roku has the right in its discretion to make a corresponding adjustment to your Annual Cash Compensation, Eligible Cash Compensation, Stock Option Allocation Amount and Adjusted Annual Cash Compensation under the Program (collectively, the “Program Compensation”). In the event of any such adjustment, you will have no right with respect to any portion of the Program Compensation that is reduced in connection with such adjustment, subject to applicable law.

The Program is intended to be exempt from Section 409A to the maximum extent an exemption is available; provided, however, that to the extent an exemption under Section 409A is unavailable, the Program is intended to comply with the requirements of Section 409A. To the extent that any provision of the Program is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner that the applicable payments or issuances hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments or issuances where such construction is not tenable, that those payments or issuances comply with Section 409A to the maximum permissible extent. You acknowledge and agree that Roku and its affiliates make no representations with respect to the application of Section 409A to any payment or issuance under the Program and other tax consequences to any payments under the Program.

You understand and agree that any option grant made pursuant to your participation in the Program will be subject to the terms of the 2017 Plan and your applicable award agreement and that this Enrollment Form is governed by the internal substantive laws of the State of Delaware, without regard to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this election, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Santa Clara County, State of California, and no other courts, where this election is made and/or to be performed.

The provisions of this Enrollment Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix B

General Information About Nonstatutory Stock Options

THIS IS GENERAL INFORMATION ONLY.

ROKU DOES NOT GIVE TAX OR FINANCIAL ADVICE; YOU MUST SPEAK TO YOUR OWN TAX OR FINANCIAL ADVISOR

What is an Option?

An option is a right to buy Roku common stock at a specified price (exercise price). The exercise price will be the fair market value of a share of Roku common stock (equal to the closing Nasdaq price of Roku stock) on the grant date. As detailed below, upon exercise of the option, you become the owner of the shares of Roku common stock.

General requirements & restrictions

•	Vesting - Options granted to you under the Program will be fully vested at grant.

•	Exercise - You do not own shares of Roku common stock upon the grant of your vested options. To own such shares of Roku common stock, you must exercise the vested options.

•

Expiration and Forfeiture - Options granted under the Program will have a 10-year term and will be exercisable at any time during the 10-year term even if you have terminated employment with Roku, subject to Roku’s ability to take any of the actions set forth in the applicable stock option grant documents, including without limitation pursuant to Section 9(b) and/or Section 9(c) of the 2017 Plan. Options not exercised during the term will automatically expire and will be automatically cancelled.

Taxes

If you enroll in the Program, you will not be subject to tax on the date the options are granted. Instead, you will be subject to ordinary income and withholding taxes on the date you exercise your options. The taxable income amount will be the excess of the fair market value of Roku common stock on the date of exercise over the option exercise price (i.e., the “spread”).

You may also be subject to capital gains tax at the time you sell any shares of Roku common stock acquired upon the exercise of the options, provided you sell the shares at a gain (i.e., the sale price is greater than the fair market value of the shares at the time of acquisition).

Please note that that you are solely responsible for all taxes associated with your stock options, even if Roku has an obligation to withhold (and does or does not withhold) applicable taxes at the time of exercise. Therefore, you should consult your personal accountant or tax advisor regarding the tax implications of any stock options granted to you. You should also refer to the tax sections of the prospectus for the 2017 Plan.

Tax obligations are complex and differ from state to state. Roku is not in a position to give tax advice to you and you should not rely on the above as anything else but general information.

B-1